Exhibit 4.a
Home Office: Cincinnati, Ohio
Variable Administrative Office: P.O. Box 5423, Cincinnati, Ohio 45201-5423
Individual Flexible Premium Deferred Variable Annuity Contract
TWENTY DAY EXAMINATION — RIGHT TO CANCEL
You may cancel this contract (“Contract”) by returning it and giving us written notice of cancellation. You have until midnight of the twentieth (20th) day following the day you receive this Contract or as otherwise required by law. This Contract must be returned and the required notice must be given to us, or to the producer who sold it to you, in person or by mail. If by mail, the return of the Contract or the notice is effective on the date it is postmarked, with the proper address and with postage paid. During this period we reserve the right to allocate all Purchase Payments and any related bonuses temporarily to the Fixed Account or a money market Sub-Account, at our discretion. If you cancel this Contract as set forth above, this Contract will be void and we will refund the Purchase Payments made for it plus any investment gains or minus any investment losses under the Contract, but without the bonus amounts credited to the Purchase Payments, as of the end of the Valuation Period during which we receive the returned Contract, or as otherwise required by law.
As you read through this Contract, please note that the words “we”, “us”, “our”, and “Company” refer to Annuity Investors Life Insurance Company. The words “you” and “your” refer to the Owner, including a joint owner, if any. “Administrative Office” means our home office or any other place of business that we may designate.
This is a deferred variable annuity contract. It is a legally binding agreement between you and us.
PLEASE READ YOUR CONTRACT WITH CARE.

MARK F. MUETHING	CHARLES R. SCHEPER
SECRETARY	PRESIDENT
NONPARTICIPATING — NO DIVIDENDS
PAYMENTS AND OTHER VALUES DESCRIBED IN THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, MAY INCREASE OR DECREASE AND ARE NOT GUARANTEED. NO MINIMUM CONTRACT VALUE IS GUARANTEED, EXCEPT FOR AMOUNTS IN THE FIXED ACCOUNT.

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CONTRACT SPECIFICATIONS
OWNER: [JOHN DOE]
AGE OF OWNER AS OF CONTRACT EFFECTIVE DATE: [35]
[JOINT OWNER:]
[AGE OF JOINT OWNER AS OF CONTRACT EFFECTIVE DATE:]
ANNUITANT: [JOHN DOE]
AGE OF ANNUITANT AS OF CONTRACT EFFECTIVE DATE: [35]
CONTRACT NUMBER: [000000000]
TAX QUALIFIED CONTRACT: [YES — QUALIFICATION ENDORSEMENT INCLUDED ][NO]
CONTRACT EFFECTIVE DATE: [DECEMBER 01, 2007]
ANNUITY COMMENCEMENT DATE: [DECEMBER 01, 2067]
PURCHASE PAYMENT BONUS RATE:

Bonus Base Amount	Bonus Percentage
[Less than $250,000]	[4.00]	%
[At least $250,000]	[5.00]	%
PURCHASE PAYMENT BONUS PERIOD: [Contract Years 1 through 10]
SEPARATE ACCOUNT: Annuity Investors Variable Account [C]
Following is a list of the Funds in which the currently available Sub-Accounts invest:
[AIM V.I. Capital Development Fund — Series II]
[AIM V.I. Global Real Estate Fund — Series II]]
[[AIM V.I. International Growth Fund — Series II]]
[[AIM V.I. Mid Cap Core Equity Fund — Series II]]
[[AIM V.I. Small Cap Equity Fund — Series I]]
[AllianceBernstein VPS International Value Portfolio — Class B]
[American Century VP Large Company Value Fund — Class II]
[American Century VP Mid Cap Value Fund — Class II]
[American Century VP VistaSM Fund — Class II]
[Calamos Growth and Income Portfolio]
[Davis Value Portfolio]

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[The Dreyfus Socially Responsible Growth Fund — Service Shares]
[Dreyfus Stock Index Fund, Inc. — Service Shares]
[Dreyfus IP MidCap Stock Portfolio — Service Shares]
[Dreyfus VIF Money Market Portfolio]
[DWS Global Thematic Fund VIP — Class A]
[Financial Investors VIT Ibbotson Balanced ETF Asset Allocation-Class II]
[Financial Investors VIT Ibbotson Conservative ETF Asset Allocation-Class II]
[Financial Investors VIT Ibbotson Growth ETF Asset Allocation-Class II]
[Financial Investors VIT Ibbotson Income/Growth ETF Asset Allocation-Class II]
[Franklin Templeton Mutual Shares Securities Fund — Class 2]
[Franklin Templeton Foreign Securities Fund-Class 2]
[Franklin Templeton U.S. Government Fund — Class 2]
[Janus Aspen Series Balanced Portfolio — Service Shares]
[Janus Aspen Series International Growth Portfolio — Service Shares]
[Janus Aspen Series Large Cap Growth Portfolio — Service Shares]
[Janus Aspen Series Mid Cap Growth Portfolio — Service Shares]
[Neuberger Berman AMT Guardian Portfolio — Class S]
[Oppenheimer Balanced Fund /VA — Service Shares]
[Oppenheimer Capital Appreciation Fund/VA — Service Shares]
[Oppenheimer Global Securities Fund/VA — Service Shares]
[Oppenheimer Main Street Fund® /VA — Service Shares]
[Oppenheimer Main Street Small Cap Fund/ VA — Service Shares]
[PIMCO VIT High Yield Portfolio — Administrative Class]
[PIMCO VIT Real Return Portfolio — Administrative Class]
[PIMCO VIT Total Return Portfolio — Administrative Class]
[Van Kampen UIF Core Plus Fixed Income Portfolio — Class I]
[Van Kampen UIF Mid-Cap Growth Portfolio — Class I]
[Van Kampen UIF Mid Cap Value Portfolio — Class I]
[Van Kampen UIF Value Portfolio — Class I]
[Wilshire VIT Wilshire 2015 Moderate Fund]
[Wilshire VIT Wilshire 2025 Moderate Fund]
[Wilshire VIT Wilshire 2035 Moderate Fund]

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FIXED ACCOUNT GUARANTEED INTEREST RATE: [3.00%]
TRANSFER FEE: [$25] per transfer in excess of [twelve (12)] in any Contract Year.
EARLY WITHDRAWAL CHARGE: An amount deducted on each withdrawal, surrender, or annuitization of a Purchase Payment, as follows:

Number of full years elapsed between	Early Withdrawal Charge as a
the date of receipt of a Purchase	percentage of the associated
Payment and date Written Request for	Purchase Payment and any
withdrawal, surrender, or	related bonus withdrawn,
annuitization is received	surrendered, or annuitized
0	9%
1	8%
2	7%
3	6%
4	5%
5	4%
6	3%
7	2%
8+	0%
Please see the FEES AND CHARGES section of this Contract for additional information.
FREE WITHDRAWAL PERCENTAGE: [10%.]
Please see the FEES AND CHARGES section of this Contract for additional information.
CONTRACT MAINTENANCE FEE: [$30] Annually
MORTALITY AND EXPENSE RISK CHARGE: A charge equal to an effective annual rate of [1.40%] of the daily Net Asset Value of the Sub-Accounts.
ADMINISTRATION CHARGE: A charge equal to an effective annual rate of [0.15%] of the daily Net Asset Value of the Sub-Accounts.
MINIMUM REQUIRED VALUE: [$500]
MINIMUM TRANSFER AMOUNT: [$500]

INQUIRIES:	For information and assistance, or to make a complaint, call or write:

Policyowner Services Department
Annuity Investors Life Insurance Company
Post Office Box 5423
Cincinnati, Ohio 45201-5423
1-800-789-6771
If you prefer, you may visit us at our website, www.GAFRI.com.

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DEFINITIONS
Account Value: The sum of your Variable Account Value and your Fixed Account Value as of the end of a Valuation Period. Your “Variable Account Value” is the value of your interest in all of the Sub-Accounts. Your “Fixed Account Value” is the value of your interest in the Fixed Account.
Accumulation Unit: A unit of measure used to calculate the value of a Sub-Account prior to the Commencement Date. The value of an Accumulation Unit is referred to as “Accumulation Unit Value”.
Annuitant: The natural person on whose life Annuity Benefit payments are based.
Annuity Benefit: The payments that may be made under the ANNUITY BENEFIT section of this Contract.
Annuity Commencement Date: The first day of the first payment interval for which payment of an Annuity Benefit is to be made.
Beneficiary: The person entitled to receive any Death Benefit that is to be paid under this Contract.
Benefit Unit: A unit of measure used to determine the dollar value of any Variable Dollar payments. The value of a Benefit Unit is referred to as “Benefit Unit Value”.
Bonus Base Amount: An amount equal to the total of all Purchase Payments received less all withdrawals since the Contract Effective Date. It does not include any bonuses paid on such Purchase Payments.
Commencement Date: The Annuity Commencement Date if an Annuity Benefit is payable; or the Death Benefit Commencement Date if a Death Benefit is payable.
Contract Anniversary: The date in each year that is the annual anniversary of the Contract Effective Date.
Contract Effective Date: The date that this Contract is issued. This date is set out on the Contract Specifications page.
Contract Year: Each twelve (12) month period that begins on the Contract Effective Date or on a Contract Anniversary.
Death Benefit: The benefit described in the DEATH BENEFIT section of this Contract.
Death Benefit Commencement Date: The first day of the first payment interval for a Death Benefit that is paid as periodic payments; or the date of payment for a Death Benefit that is paid as a lump sum.
Death Benefit Valuation Date: The earlier of:
1)	the date that we have received both Due Proof of Death and a Written Request with instructions as to the form of Death Benefit; or

2)	the date that is the Death Benefit Commencement Date.

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Due Proof of Death: One (1) of the following:
1)	a certified copy of a death certificate; or

2)	a certified copy of a decree that is made by a court of competent jurisdiction as to the finding of death.
We will also accept other proof that is satisfactory to us.
Fund: A management investment company (or a portfolio of it) that is registered under the Investment Company Act of 1940, as amended. Each Sub-Account invests in a Fund.
Net Asset Value: The amount computed by an investment company as the price at which its shares or units may be purchased or redeemed. This price is computed in accordance with the rules of the Securities and Exchange Commission. It is computed no less frequently than each Valuation Period.
Person Controlling Payments: For Annuity Benefit payments, you, if you have the right to change the payee, or in all other cases, the payee. For Death Benefit payments, the Beneficiary, or if the Beneficiary is deceased, the payee.
Purchase Payment: An amount received by us for this Contract. This amount is after the deduction of premium tax or other taxes that may apply.
Separate Account: An account that is established and maintained by the Company pursuant to the laws of the Company’s domiciliary state. The Separate Account is registered as a unit investment trust under the Investment Company Act of 1940, as amended.
Sub-Account: A subdivision of the Separate Account. Each of the Sub-Accounts invests in the shares of a designated Fund.
Surrender Value: An amount equal to your Account Value as of the end of the applicable Valuation Period, reduced by:
1)	any fees and charges that would apply upon a surrender;

2)	any applicable premium tax or other taxes not previously deducted; and

3)	the outstanding balance of any loans.
Tax-Qualified Contract: An annuity contract that is intended to qualify for special tax treatment for certain retirement savings arrangements. Whether this is a Tax-Qualified Contract is set out on the Contract Specifications page.
Valuation Date: Each day on which the New York Stock Exchange is open for business.
Valuation Period: The period commencing at the close of regular trading on the New York Stock Exchange on any Valuation Date, and ending at the close of trading on the next succeeding Valuation Date.

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Written Request: Information provided, or a request made, that is:
1)	complete and satisfactory to us;

2)	on our form or in a manner satisfactory to us, which may, at our discretion, be by telephone or electronic means; and

3)	received by us at our Administrative Office.
A Written Request is subject to any payment that we make before we acknowledge it. It is also subject to any action that we take before we acknowledge it. We will deem a Written Request to be a standing order. It may be modified or revoked only by a subsequent Written Request, when permitted by the terms of this Contract. You may be required to return this Contract to us in connection with a Written Request.
GENERAL PROVISIONS
Entire Contract
This Contract is an individual flexible premium deferred variable annuity contract. It is restricted as required to obtain favorable tax treatment under the Internal Revenue Code. This Contract, which includes any riders or endorsements to it, and the application(s) for them, if any, forms the entire agreement between you and us.
Only statements that you have made in consideration for this Contract will be used to void this Contract or to pursue or defend a claim based on it. Such statements are treated as representations and not warranties.
Changes — Waivers
No changes or waivers of the terms of this Contract are valid unless made in writing and signed by our President, Vice President, or Secretary. No other person or producer has authority to change or waive any provision of this Contract. We reserve the right both to administer and to change the terms of this Contract to conform to pertinent laws and governmental regulations and rulings.
Nonparticipating
This Contract does not pay dividends or share in the Company’s divisible surplus.
Misstatement
If the age of a person is misstated, payments will be adjusted to the amount that would have been payable based on the correct age. If payments based on the correct age would have been higher, we will promptly pay the underpaid amount in one (1) sum, with interest. If payments based on the correct age would have been lower, we may deduct the overpaid amount, with interest, from succeeding payments. We may also pursue other remedies at law or in equity.
Required Reports
At least once each Contract Year, we will send you a report of your current values. We will also provide any other information required by law. These reports will stop when this Contract is fully surrendered, or on the Commencement Date, whichever is first.
The reports will be mailed to your last known address. If permitted by law, in lieu of that we may deliver these and other required documents in electronic form.
The reported values will be based on the information in our possession at the time that we prepare the report. We may adjust the reported values at a later date if that information proves to be incorrect or has changed.

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Exclusive Benefit
Your rights as Owner of this Contract are for the exclusive benefit of you and your Beneficiaries. Your rights as Owner of this Contract are nonforfeitable by us.
State Law
All factors, values, benefits, and reserves under this Contract will not be less than those required by the law of the state in which this Contract is delivered.
Claims of Creditors
To the extent allowed by law, your rights as Owner of this Contract and all values and benefits under it are not subject to the claims of creditors or to legal process.
Company Liability
We will not be liable for any loss that is related to a failure by you, or by any other person having rights or benefits under this Contract, to comply with pertinent laws or governmental regulations or rulings.
Voting Rights
To the extent required by law, we will vote all shares of the Funds held in the Separate Account at regular and special shareholder meetings of the Funds. We will vote the shares attributable to this Contract in accordance with instructions received from you, or if applicable, from the Person Controlling Payments. If there is a change in the law that permits us to vote the shares of the Funds without such instructions, then we reserve the right to do so.
Incontestability
This Contract is not contestable by us except to the extent stated in a rider or endorsement.
Discharge of Liability
We will be discharged from all liability to the extent of each payment that is made for a withdrawal, surrender, Annuity Benefit, or Death Benefit.
Transfer by the Company
We reserve the right to transfer our obligations under this Contract to another qualified life insurance company under an assumption or reinsurance arrangement. We may make such a transfer without your consent.
Taxes
Some states impose on the Company a premium tax or other taxes on annuities. If a premium tax or other taxes are charged or due, we reserve the right to deduct this amount from the Purchase Payment or Account Value at the time that it is imposed.
PURCHASE PAYMENTS
Purchase Payments
One (1) or more Purchase Payments may be paid to us for this Contract. Each Purchase Payment must be received by us at our Administrative Office. The initial Purchase Payment must be received by us on or before the Contract Effective Date. Each other Purchase Payment must be received by us on or before the earliest of:
1)	the Annuity Commencement Date;

2)	a death for which a Death Benefit is payable; or

3)	the date that this Contract is surrendered.
Each Purchase Payment is subject to any minimums or maximums that we set from time to time. Upon request, we will provide you with a receipt as proof of payment.

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Purchase Payment Bonus
We will credit a bonus to each Purchase Payment that is received by us during the Purchase Payment Bonus Period. The Purchase Payment Bonus Period is set forth on the Contract Specifications page.
The amount of the bonus is equal to the Purchase Payment Bonus Rate multiplied by the amount of the Purchase Payment. For purposes of computing the bonus, the amount of a Purchase Payment will be determined before deduction of premium tax or other taxes.
Allocation of Purchase Payments
We will allocate each Purchase Payment and any related bonus to the available Sub-Accounts and the Fixed Account according to your instructions. Those instructions must be made by Written Request. Allocations must be made in whole percentages. The minimum amount that can be allocated to the Fixed Account or to a Sub-Account is $10.00. We may require that Purchase Payments and any related bonuses be allocated temporarily to the Fixed Account or to a money market Sub-Account during the Right to Cancel period. We may, in our sole discretion, restrict or prohibit allocations to the Fixed Account or Sub-Accounts from time to time on a nondiscriminatory basis.
FIXED ACCOUNT
Fixed Account
The Fixed Account is part of the Company’s general account. Your Fixed Account Value is not dependent upon the investment performance of the Sub-Accounts.
Interest Crediting
Amounts held under the Fixed Account will be credited with interest at an annual effective rate that is at least equal to the Fixed Account Guaranteed Interest Rate. The Fixed Account Guaranteed Interest Rate is set out on the Contract Specifications page. We may from time to time pay a higher current interest rate for amounts held under the Fixed Account. Such higher rate would be as declared by the Company in its discretion. Once declared, such rate will be credited until changed.
Interest on amounts held under the Fixed Account is earned daily. We will stop crediting interest on an amount as of the date that it is transferred, withdrawn, surrendered, or applied to charges. We will stop crediting interest on an amount that is applied to a settlement option as of the Commencement Date.
The interest rate credited to amounts allocated to the Fixed Account will not be changed for at least twelve (12) months following the date on which it was received. Thereafter, the interest rate credited will not be changed more frequently than once per calendar quarter. In the case of transfers from the Sub-Accounts to the Fixed Account, the interest rate will not be changed more frequently than once per calendar quarter.
Fixed Account Value
The Fixed Account Value for this Contract at any time is equal to:
1)	Purchase Payment(s) and any related bonus(es) that are allocated to the Fixed Account; plus

2)	amounts transferred to the Fixed Account; plus

3)	interest credited to the Fixed Account; less

4)	any withdrawals, surrender, deductions, and transfers from the Fixed Account; and less

5)	other charges and adjustments made as described elsewhere in this Contract.

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SEPARATE ACCOUNT
General Description
The variable benefits under this Contract are provided through the Separate Account.
The income, if any, and any gains or losses, realized or unrealized, on the Separate Account will be credited to or charged against the amounts allocated to such account. This credit or charge will be made without regard to other income, gains, or losses of the Company. The Separate Account is not chargeable with any liabilities of the Company to the extent that its value is equal to the reserves and other contractual liabilities under all of the policies, annuities, and other contracts identified with it. The Company is not, and does not hold itself out to be, a trustee with respect to such amounts.
We have the right to transfer certain assets from the Separate Account to our general account. We may transfer any assets that are in excess of the required reserves and other contractual liabilities under all of the policies, annuities, and other contracts identified with the Separate Account. We may make these transfers in our sole discretion at any time and without prior notice.
We may merge or combine the Separate Account with any other separate account of the Company. We may transfer the assets of the Separate Account to another life insurance company by means of a merger or reinsurance. We may convert the Separate Account into a managed separate account. We may de-register the Separate Account under the Investment Company Act of 1940. Such a change will be made in accordance with pertinent laws. It will be made only after obtaining any approvals that may be needed, including those of the Company’s domiciliary state and the Securities and Exchange Commission.
Sub-Accounts of the Separate Account
The Separate Account is divided into Sub-Accounts. All of the Sub-Accounts that are available as of the Contract Effective Date are listed on the Contract Specifications page. Each of the Sub-Accounts invests exclusively in shares of an underlying Fund. These Funds are shown on the Contract Specifications page. Any amounts of income on the shares of a Fund will be reinvested in additional shares of that Fund at its Net Asset Value. Any gains on the shares of a Fund will also be reinvested.
We may add or delete Sub-Accounts. We may substitute shares of a different Fund or different class or series of a Fund for shares held in a Sub-Account. We may merge or combine Sub-Accounts. Such a change will be made in accordance with pertinent laws. It will be made only after obtaining any approvals that may be needed.
Valuation of Assets
Shares of Funds held by each Sub-Account will be valued at their Net Asset Value at the end of each Valuation Period, as reported by each such Fund.

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Variable Account Value
Purchase Payment(s) and any related bonus(es) that are allocated to a Sub-Account, and amounts that are transferred to a Sub-Account, are converted into Accumulation Units. The number of Accumulation Units credited is determined by dividing the dollar amount directed to that Sub-Account by the value of the Accumulation Unit for that Sub-Account at the end of the Valuation Period during which the amount is received.
The following events will result in the cancellation of an appropriate number of Accumulation Units of a Sub-Account:
1)	a transfer from a Sub-Account;

2)	the surrender or a withdrawal of the Variable Account Value;

3)	the payment of a Death Benefit;

4)	the application of the Variable Account Value to a settlement option; or

5)	the deduction of the charges, fees, or other adjustments described in this Contract.
Accumulation Units will be canceled as of:
1)	the end of the Valuation Period during which we receive a Written Request that gives rise to such cancellation;

2)	the Commencement Date; or

3)	the end of the Valuation Period on which a charge, fee, or other adjustment is due.
At any time, the Variable Account Value for this Contract is equal to the sum of the values of your interest in each Sub-Account. The value of your interest in a Sub-Account is equal to the number of your Accumulation Units for that Sub-Account multiplied by the Accumulation Unit Value for that Sub-Account. These values are determined as of the end of the preceding Valuation Period.
Accumulation Unit Value
The initial Accumulation Unit Value for the Money Market Sub-Account was set at $1.00. The initial Accumulation Unit Value for each of the other Sub-Accounts was set at $10.00. After that, the Accumulation Unit Value at the end of each Valuation Period is the Accumulation Unit Value as of the end of the prior Valuation Period multiplied by the Net Investment Factor. The Net Investment Factor is described below. The Accumulation Unit Values will vary as a result of the varying investment experience of the Funds.
The Net Investment Factor is a measure of the investment performance of a Sub-Account from one Valuation Period to the next. Each Sub-Account has a Net Investment Factor for each Valuation Period. The Net Investment Factor may be greater than one, or it may be less than one. This means that the Accumulation Unit Value for each Sub-Account may increase or it may decrease. The Net Investment Factor for any Sub-Account for any Valuation Period is determined by dividing (1) by (2) and then subtracting (3) from the result, where:
1)	is equal to:
a)	the Net Asset Value per share of the Fund held in the Sub-Account, determined at the end of the applicable Valuation Period; plus

b)	the per share amount of any dividend or net capital gain distributions made by the Fund held in the Sub-Account, if the “ex-dividend” date occurs during the applicable Valuation Period; plus or minus

c)	a per share credit or charge for any taxes reserved for, which is determined by the Company to have resulted from the investment operations of the Sub-Account;

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2)	is the Net Asset Value per share of the Fund held in the Sub-Account, determined at the end of the preceding Valuation Period; and

3)	is the sum of the Mortality and Expense Risk Charge and the Administration Charge to be deducted from the Sub-Account for the number of days in the applicable Valuation Period.
TRANSFERS
Prior to a Commencement Date, you may transfer amounts in a Sub-Account or the Fixed Account as set out below.
Transfers From the Fixed Account
If allowed by the Company, in its sole discretion, you may transfer amounts from the Fixed Account to a Sub-Account during the thirty (30) day period each year following the Contract Anniversary. No transfer from the Fixed Account is allowed during the first Contract Year. Transfers from the Fixed Account during any other Contract Year may not exceed in the aggregate the greater of $1,000 or twenty percent (20%) of the Fixed Account Value as of the most recent Contract Anniversary. We may, in our sole discretion, restrict or prohibit this type of transfer or the availability of any Sub-Account from time to time on a nondiscriminatory basis.
Transfers From a Sub-Account
If allowed by the Company, in its sole discretion, you may transfer amounts from a Sub-Account to another Sub-Account or to the Fixed Account. Amounts transferred from the Fixed Account to the Sub-Accounts may not be transferred back to the Fixed Account for a period of twelve (12) months from the date of transfer. We may, in our sole discretion, restrict or prohibit this type of transfer or the availability of any Sub-Account or the Fixed Account from time to time on a nondiscriminatory basis.
Other Transfer Rules
A transfer must be made by Written Request. A transfer must be at least the Minimum Transfer Amount or the balance of the Sub-Account or the Fixed Account, if less. The Minimum Transfer Amount is set out on the Contract Specifications page.
If the amount allocated to a Sub-Account is less than the Minimum Required Value, we reserve the right to transfer the amount to the other Sub-Accounts and the Fixed Account. Such a transfer will be in the same proportion as each of the other Sub-Account’s value and the Fixed Account Value is to the total Account Value, as of the end of the Valuation Period that precedes the transfer, less the amount transferred. If the amount allocated to the Fixed Account is less than the Minimum Required Value, we reserve the right to transfer the amount to the Sub-Accounts. Such a transfer will be in the same proportion as each of the Sub-Account’s value is to the total Account Value, as of the end of the Valuation Period that precedes the transfer, less the amount transferred. The Minimum Required Value is set out on the Contract Specifications page.
We will charge a Transfer Fee on each transfer over a certain number per year. The amount of the Transfer Fee, and the number of transfers that may be made before it applies, are set out on the Contract Specifications page.

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We may modify our transfer procedures at any time and at our sole discretion. Such modifications could be applied to transfers to or from some or all of the Sub-Accounts or the Fixed Account, and may include, but not be limited to, the following:
1)	the requirement of a minimum time period between each transfer;

2)	the means for submitting a Written Request;

3)	limits on the dollar amount that may be transferred between available Sub-Accounts or the Fixed Account at any one time; or

4)	as required by a Fund.
FEES AND CHARGES
Mortality and Expense Risk Charge
The Mortality and Expense Risk Charge is shown on the Contract Specifications page. It is deducted daily from each of the Sub-Accounts. This deduction is made to compensate us for assuming the mortality and expense risks under this Contract.
Administration Charge
The Administration Charge is shown on the Contract Specifications page. It is deducted daily from each of the Sub-Accounts. This deduction is made to reimburse us for certain expenses incurred in the administration of this Contract and the Separate Account.
Contract Maintenance Fee
The Contract Maintenance Fee (“Fee”) is shown on the Contract Specifications page. It is deducted as of the Valuation Date after each Contract Anniversary that this Contract is in effect. The Fee will be taken pro-rata from:
1)	each Sub-Account in which the Contract has an interest at the time that the Fee is deducted; and

2)	the Fixed Account if the Contract has an interest in the Fixed Account at the time that the Fee is deducted.
The full annual Fee will also be deducted at the time of a surrender.
After the Commencement Date, the Fee will be deducted pro-rata from each payment. This deduction will result in a reduction in the amount of such payment.
We may waive the Fee in whole or in part in our sole discretion.
Early Withdrawal Charge
An Early Withdrawal Charge may apply if:
1)	you take a withdrawal from your Contract;

2)	you surrender your Contract; or

3)	you annuitize your Contract.
This charge is set forth on the Contract Specifications page. The Early Withdrawal Charge is applied to and is calculated separately for each Purchase Payment and any related bonus.

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For purposes of calculating the Early Withdrawal Charge, withdrawals will be deemed to come first from the portion of your Account Value that represents Purchase Payments and any related bonuses, which will be deemed to be withdrawn on a “first-in, first-out” (FIFO) basis, before being taken from the portion of your Account Value that represents earnings on this Contract.
No charge applies to a Purchase Payment or any related bonus that has been invested in the Contract for more than eight (8) years. No charge applies to the portion of the Account Value that represents earnings on this Contract. No charge applies if you annuitize your Contract for life or for a fixed period of at least ten (10) years. We may, in our sole discretion, waive the Early Withdrawal Charge in whole or in part.
Free Withdrawal Privilege
The Early Withdrawal Charge will not apply to the extent that total amounts withdrawn, surrendered, or annuitized during the same Contract Year that would otherwise be subject to the charge do not exceed:
1)	the Purchase Payments and any related bonuses that would otherwise be subject to the charge on a surrender; multiplied by

2)	the Free Withdrawal Percentage that is set out on the Contract Specifications page.
You may not carry over any unused part of your Free Withdrawal Privilege from one Contract Year to the next.
SURRENDER AND WITHDRAWALS
Surrender
You may surrender this Contract in full at any time before the earlier of:
1)	the Annuity Commencement Date; or

2)	a death for which a Death Benefit is payable.
The amount available for surrender will be the Surrender Value at the end of the Valuation Period in which the Written Request is received.
A surrender must be made by Written Request. In the case of a surrender, this Contract will terminate.
Withdrawals
You may take withdrawals from this Contract at any time before the earliest of:
1)	the Annuity Commencement Date;

2)	a death for which a Death Benefit is payable; or

3)	the date that this Contract is surrendered.
A withdrawal must be made by Written Request. The amount of any withdrawal must be at least $500. No withdrawal can be made that would reduce the Surrender Value of this Contract to less than the Minimum Required Value. The Minimum Required Value is set out on the Contract Specifications page.
A withdrawal will result in the cancellation of Accumulation Units from each of the applicable Sub-Accounts and/or a reduction of your Fixed Account Value. Unless you state otherwise in your request for a withdrawal, the reduction in each Sub-Account and the Fixed Account will be in the same proportion as the reduction in the total Account Value.
The amount available for withdrawal will be based on the Surrender Value as of the end of the Valuation Period in which we receive the Written Request.

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Exchanges, Transfers, and Rollovers
An amount paid on a withdrawal or surrender may be paid to or for another annuity or tax-qualified account in a tax-free exchange, transfer, or rollover to the full extent allowed by federal tax law.
Termination
We reserve the right to terminate this Contract at any time that the Surrender Value is less than the Minimum Required Value. The Minimum Required Value is set out on the Contract Specifications page. If we terminate this Contract, we will pay you the Surrender Value.
Deferral of Payment
The Company has the right to suspend or delay the date of payment of a withdrawal or surrender of the Variable Account Value at certain times. We may do this for any period:
1)	when the New York Stock Exchange is closed, or when trading on the New York Stock Exchange is restricted; or

2)	when an emergency exists (as determined by the Securities and Exchange Commission) as a result of which:

a) the disposal of securities in the Separate Account is not reasonably practicable; or

b) it is not reasonably practicable to determine fairly the value of the net assets in the Separate Account; or

3)	when the Securities and Exchange Commission so permits for the protection of security holders.
The Company further reserves the right to delay payment of a withdrawal or surrender of your Fixed Account Value. We may delay such payment for up to six (6) months after we receive your Written Request for it.
OWNERSHIP PROVISIONS
Ownership of Separate Account
The Company has absolute ownership of the assets in the Separate Account. We are not, and do not hold ourselves out to be, a trustee in respect of any amounts under the Separate Account.
Owner
The Owner of this Contract is the person or persons shown as Owner on the Contract Specifications page, or the person or persons you designate under the Transfer of Ownership provision of this Contract.
Unless it is stated otherwise, the Owner may exercise all of the ownership rights under this Contract.
If an Owner is a non-natural person, then the age of the eldest Annuitant will be treated as the age of such Owner for all purposes under this Contract. A trustee or plan sponsor that owns this Contract is considered to be a non-natural person for all purposes under this Contract.

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Joint Ownership
For a Tax-Qualified Contract:
No joint owner is permitted except where the Contract is owned by multiple plan sponsors or trustees.
For any other Contract:
Two (2) persons may jointly own this Contract. If there are joint owners, then either one of them acting alone may make transfers among the Sub-Accounts and the Fixed Account. In addition, either one of them acting alone may make or change Purchase Payment allocations. All of the other rights of ownership must be exercised by joint action.
Assignment
For a Tax-Qualified Contract:
You may not pledge, charge, encumber, or in any way assign your interest in this Contract except to the limited extent as may be provided in the tax qualification endorsement.
For any other Contract:
You may assign all or any part of your rights under this Contract except your rights to:
1)	designate or change a Beneficiary;

2)	designate or change an Annuitant;

3)	transfer ownership; and

4)	elect a settlement option.
The person to whom you make an assignment is called an assignee.
We are not responsible for the validity or tax effects of any assignment. An assignment must be made by Written Request. We will not be bound by an assignment until we acknowledge it. An assignment is subject to any payment made or any action that we take before we acknowledge it. An assignment may be ended only by the assignee or as provided by law.
If an assignment is allowed, then the rights of an assignee, including the right to any payment under this Contract, come before the rights of an Owner, Annuitant, Beneficiary, or other payee.
Transfer of Ownership
For a Tax-Qualified Contract:
You may not transfer, sell, or in any way alienate your interest in this Contract except to the limited extent provided in the tax qualification endorsement.
For any other Contract:
You may transfer ownership at any time during your lifetime. A transfer must be made by Written Request. Except as otherwise elected or as required by law, it will not cancel a designation of an Annuitant or Beneficiary or a settlement option election. We are not responsible for the tax effects of any transfer of ownership.

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Successor Owner
In some cases, your spouse may succeed to the ownership of this Contract after your death. Specifically, if a Death Benefit is payable on account of your death and your spouse is the sole Beneficiary under this Contract, he or she will become the successor owner of this Contract if:
1)	you make that Written Request before your death; or

2)	after your death, your spouse makes that Written Request within one (1) year of your death and before the Death Benefit Commencement Date.
As successor owner, your spouse will then succeed to all rights of ownership under this Contract except the right to name another successor owner.
Community Property
If you live in a community property state and have a spouse at any time while you own this Contract, the laws of that state may vary your ownership rights.
ANNUITANT PROVISIONS
Annuitant
For a Tax-Qualified Contract:
The Annuitant is the Owner, or if the Owner is the plan sponsor or trustee, then the Annuitant is the designated natural person covered under the Plan for whose benefit this annuity contract was purchased.
For any other Contract:
The Annuitant is the person or persons designated by you under the Designation of Annuitant provision of this Contract; if you do not designate an Annuitant or if no Annuitant designated by you is surviving, then the Annuitant will be each Owner who is a natural person.
Designation of Annuitant
For a Tax-Qualified Contract:
If the Owner is the plan sponsor or trustee, then the Annuitant must be designated before the Contract Effective Date. The designation must be made by Written Request, and cannot be changed.
For any other Contract:
Except as provided below, you may make or change a designation of Annuitant at any time before the Commencement Date. A designation of Annuitant may not be made or changed at any time that an Owner is a non-natural person unless it is before the Contract Effective Date. For this purpose, a trustee is considered to be a non-natural person.
A designation of Annuitant must be made by Written Request. Except as otherwise elected or as required by law, it will not cancel a designation of Beneficiary or a settlement option election. A designation may name two (2) or more persons jointly as the Annuitant. On the death of a joint Annuitant, the survivor will become the sole Annuitant. A designation may name a natural person as contingent Annuitant. A contingent Annuitant will become the Annuitant only if there is no surviving primary Annuitant.

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BENEFICIARY PROVISIONS
Beneficiary
If there is a joint owner and that joint owner survives you, that joint owner is the Beneficiary, regardless of any designation made by you. If there is no joint owner who survives you, then the Beneficiary is the person or persons that you designate under the Designation of Beneficiary provision of this Contract. If there is no joint owner or Beneficiary designated by you that survives you, then your estate will be the Beneficiary.
A Beneficiary will be deemed not to have survived you if he or she dies within thirty (30) days after your death.
Designation of Beneficiary
You may make or change a designation of Beneficiary at any time so long as:
1)	you have not specified that a prior designation is irrevocable; and

2)	no death has occurred for which a Death Benefit is payable.
A designation of Beneficiary must be made by Written Request. The Written Request must be received on or before the date of death for which a Death Benefit is payable. Except as otherwise elected or as required by law, it will not cancel a designation of an Annuitant or a settlement option election.
You may designate two (2) or more persons jointly as the Beneficiary. Unless you state otherwise, joint Beneficiaries that survive you will be entitled to equal shares. You may also designate one (1) or more persons as contingent Beneficiary. Unless you state otherwise, a contingent Beneficiary will be entitled to a benefit only if there is no primary Beneficiary that survives you.
ANNUITY BENEFIT
Annuity Commencement Date
The Annuity Commencement Date as of the Contract Effective Date is set out on the Contract Specifications page. You may change the Annuity Commencement Date by Written Request. Such a request must be made at least thirty (30) days prior to the date that Annuity Benefit payments are scheduled to begin.
You may not change the Annuity Commencement Date to a date earlier than the first Contract Anniversary. You may not change the Annuity Commencement Date to a date later than the Contract Anniversary following the 95th birthday of the eldest Owner, unless we agree.
Annuity Benefit Amount
If payments are to be made for life or over a fixed period of at least ten (10) years, then the amount used to provide Annuity Benefit payments will be equal to the Account Value as of the Annuity Commencement Date. Otherwise the Surrender Value as of the Annuity Commencement Date will be used to provide Annuity Benefit payments.
If the Account Value is used to provide Annuity Benefit payments, it will be reduced by:
1)	any fees and charges under this Contract;

2)	applicable premium tax or other taxes not previously deducted; and

3)	the outstanding balance of any loans.

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Annuity Benefit Payments
Annuity Benefit payments will be made to the Annuitant as payee unless:
1)	amounts are paid as a tax-free exchange, transfer, or rollover to or for an annuity or tax-qualified account as permitted by federal tax law; or

2)	you are not the Annuitant, and you elect to have Annuity Benefit payments made to you as payee.
Annuity Benefit payments that are payable with respect to a payment interval that ends after the death of the payee will be made to the contingent payee that you designate. If there is no such payee or contingent payee surviving, then such payments will be made to the person or persons designated as contingent payee by the last payee who received payments. Failing that, such payments will be made to the estate of the last payee who received payments.
A designation or change of a payee or contingent payee must be made by Written Request. Unless you have specified that a prior designation is irrevocable, you may designate or change the payee or contingent payee at any time, subject to the limits on primary payees set out above.
In any event, the Annuitant will be the person on whose life Annuity Benefit payments are based. No change of payee or contingent payee at any time will change this.
Form of Annuity Benefit
Annuity Benefit payments will be made annually under the terms of Option B with a fixed period of ten (10) years, as described in the SETTLEMENT OPTIONS section of this Contract.
In lieu of that, you may elect to have Annuity Benefit payments made pursuant to any other available option that is described in the SETTLEMENT OPTIONS section of this Contract. Such an election must be made before the Annuity Commencement Date. You may change your election so long as we receive your request for a change at least thirty (30) days prior to the date that Annuity Benefit payments are scheduled to begin.
Any election or change of election must be made by Written Request. It is subject to limits set out in the Annuity Benefit Distribution Rules provision of this Contract.
Annuity Benefit Distribution Rules
For a Tax-Qualified Contract:
Annuity Benefit payments must meet the required minimum distribution rules set out in the tax qualification endorsement.
For any other Contract:
Annuity Benefit payments that are still payable after the death of the person controlling payments must be made at least as rapidly as payments were being made at the time of such death. For this purpose, the person controlling payments is:
1)	the Owner, including any joint owner, if you have the right to change the payee; or

2)	in all other cases, the payee.

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DEATH BENEFIT
Death Benefit
A Death Benefit is payable under this Contract if, before the first day of the first payment interval for which payment of an Annuity Benefit is to be made and before this Contract is surrendered:
1) an Owner dies; or
2) an Owner is a non-natural person, and the Annuitant dies.
For this purpose, a trustee or plan sponsor is considered to be a non-natural person, and the death of an individual who owns this Contract as a trustee or plan sponsor will not be treated as the death of an Owner.
If a Death Benefit becomes payable:
1) it will be in lieu of all other benefits under this Contract; and
2) all other rights under this Contract will be terminated except for rights related to the Death Benefit.
No Death Benefit will be paid on your death if your spouse becomes the successor owner of this Contract. Only one (1) Death Benefit will be paid under this Contract.
Death Benefit Amount
The amount of the Death Benefit will be based on the greater of:
1) the Account Value on the Death Benefit Valuation Date; or
2) the total of all Purchase Payments, including the bonuses credited to the Purchase Payments, reduced proportionally for any withdrawals.
The reduction for withdrawals will be in the same proportion that the Account Value was reduced on the date of the withdrawal.
The Death Benefit will be reduced by:
1) the amount of any bonus credited to a Purchase Payment made within the twelve (12) month period that ends on the Death Benefit Valuation Date;
2) any fees and charges under this Contract;
3) applicable premium tax or other taxes not previously deducted; and
4) the outstanding balance of any loans.
As of the Death Benefit Valuation Date, the amount of the Death Benefit will be allocated among the Sub-Accounts and the Fixed Account. The allocation will be in the same proportion as each Sub-Account’s and Fixed Account’s value is to the total Account Value as of the end of the Valuation Period that precedes the Death Benefit Valuation Date. After this allocation, the amount of the Death Benefit to be paid will be based on the Account Value.
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Step Up in Account Value for Successor Owner
If your spouse becomes the successor owner of this Contract, the Account Value will be increased to equal the amount of the Death Benefit which would have been payable if your spouse had not become the successor owner. This increase will occur as of the date that would have been the Death Benefit Valuation Date. If the Account Value is increased under this provision, we will add the amount in the same proportion as each Sub-Account’s and Fixed Account’s value is to the total Account Value as of the end of the Valuation Period that precedes the Death Benefit Valuation Date.
If the Death Benefit that would have been payable is equal to the Account Value as of the date that would have been the Death Benefit Valuation Date, then there will be no such change to the Account Value.
The election to become successor owner will be deemed to be instructions as to the form of Death Benefit. Therefore, the date that would have been the Death Benefit Valuation Date will be the later of the date that we receive Due Proof of Death, or the date we receive the successor owner election. This date will never be later than one (1) year after the date of your death.
Transfers After Death
Between the Death Benefit Valuation Date and the Death Benefit Commencement Date, the Beneficiary may transfer funds among Sub-Accounts and the Fixed Account. Such transfers are subject to the limitations set out in the TRANSFERS section of this Contract.
Death Benefit Commencement Date
The Beneficiary may designate the Death Benefit Commencement Date by Written Request. It is subject to the Death Benefit Distribution Rules provision of this Contract. This request must be made within one (1) year of the date of death for which the Death Benefit is payable. If no designation is made, then the Death Benefit Commencement Date will be one (1) year after the date of death. No Death Benefit will be paid until we receive Due Proof of Death.
Death Benefit Payments
Death Benefit payments will be made to the Beneficiary as payee unless:
1) amounts are paid as a tax-free exchange, transfer, or rollover to or for an annuity or tax-qualified account as permitted by federal tax law; or
2) the Beneficiary is a non-natural person, and elects to have Death Benefit payments made to a payee to whom the Beneficiary is obligated to make corresponding payments.
Death Benefit payments that are payable with respect to a payment interval that ends after the death of the Beneficiary will be made to the contingent payee designated as part of any Death Benefit settlement option election made by you. If there is no such contingent payee surviving, then such payments will be made to the person or persons designated as contingent payee by the Beneficiary. Failing that, such payments will be made to the estate of the last payee who received payments.
A designation or change of a payee or contingent payee must be made by Written Request. A Beneficiary may not change a contingent payee designation made as part of a Death Benefit settlement option election made by you. A Beneficiary may make or change any other payee or contingent payee designation at any time.
The Beneficiary will be the person on whose life Death Benefit payments under a settlement option will be based. No change of payee or contingent payee at any time will change this. A Beneficiary that is a non-natural person may elect to have payments based on the life of a person to whom the Beneficiary is obligated. Such an election must be made by Written Request before the Death Benefit Commencement Date.
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Form of Death Benefit
Death Benefit payments will be made annually under the terms of Option A with a period certain of four (4) years, as described in the SETTLEMENT OPTIONS section of this Contract.
In lieu of that, you may elect at any time before your death to have Death Benefit payments made in one (1) lump sum or pursuant to any available option described in the SETTLEMENT OPTIONS section of this Contract. You may change your election of a settlement option at any time before your death.
If you do not make any such election, the Beneficiary may make that election at any time after your death and before the Death Benefit Commencement Date. A Beneficiary may change his or her own election of a settlement option so long as we receive the request for a change at least thirty (30) days prior to the date that Death Benefit payments are scheduled to begin.
An election or change of election must be made by Written Request. It is subject to the Death Benefit Distribution Rules provision of this Contract.
Death Benefit Distribution Rules
For a Tax-Qualified Contract:
Death Benefit payments must meet the required minimum distribution rules set out in the tax qualification endorsement.
For any other Contract:
The Death Benefit must be paid either:
1) in full within five (5) years of such death; or
2) over the life of the Beneficiary or over a period certain not exceeding his or her life expectancy, with payments at least annually starting within one (1) year of such death.
However, if your spouse, as defined by federal tax law, becomes the successor owner of this Contract after your death, then:
1) this rule will not apply at the time of your death; and
2) if your spouse later dies before the Annuity Commencement Date, this rule will apply upon the death of your spouse, with your spouse being treated as the Owner for purposes of this rule.
Interest on Death Benefit
We will accrue interest on the Death Benefit payable under this Contract as required by law. Such interest, if any, will be added to the Death Benefit to be paid.
SETTLEMENT OPTIONS
Conditions
Payments under a settlement option are subject to any minimum amounts, payment intervals, and other terms and conditions that we may from time to time require. If we change our minimums, we may change any current or future payment amounts and/or payment intervals to conform to the change. More than one (1) settlement option may be elected if the requirements for each settlement option elected are satisfied. Once payment begins under a settlement option, the settlement option may not be changed.
All elected settlement options must comply with pertinent laws and governmental regulations and rulings.
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If more than one (1) person is the payee under a settlement option, payments will be made to the payees jointly. No more than two (2) persons may be initial payees under a joint and survivor settlement option.
If payment under a settlement option depends on whether a specified person is still alive, we may at any time require proof that such person is still living. We will require proof of the age of any person on whose life payments are based.
Nonhuman Payees under a Settlement Option
Except as stated below, the primary payee under a settlement option must be a human being. All settlement option payments during his or her life must be made by check payable to the primary payee or by electronic transfer to a checking or savings account owned by the primary payee. Settlement option payments may be made as a tax-free exchange, transfer, or rollover to or for another annuity or tax-qualified account to the full extent allowed by federal tax law. A nonhuman Owner or Beneficiary may be the primary payee. We may make other exceptions in our discretion.
Benefit Payments
Payments may be calculated and paid:
1) as Fixed Dollar payments;
2) as Variable Dollar payments; or
3) as a combination of both.
The amount to be applied to Variable Dollar payments is the Variable Account Value as of the end of the Valuation Period that precedes the Commencement Date. It will include the amount of any transfer to Variable Dollar payments that is made from the Fixed Account as of that same time. It will be reduced by the amount of any transfer to Fixed Dollar payments that is to be made from the Separate Account on the Commencement Date. An amount that is transferred from the Fixed Account will be allocated among the Sub-Accounts by Written Request.
The amount to be applied to Fixed Dollar payments is the Fixed Account Value as of the Commencement Date. It will include the amount of any transfer to Fixed Dollar payments that is made from the Separate Account on that date. It will not include the amount of any transfer to Variable Dollar payments that is made from the Fixed Account as of the end of the Valuation Period that precedes the Commencement Date.
In each case, the amount to be applied to payments will be reduced by any fees and charges under this Contract, applicable premium tax or other taxes not previously deducted, and the outstanding balance of any loans.
No transfers between Fixed Dollar payments and Variable Dollar payments will be allowed after the Commencement Date. Twelve (12) months or more after the Commencement Date, the Person Controlling Payments may transfer all or part of the Benefit Units upon which Variable Dollar payments are based from the Sub-Account(s) then held, to Benefit Units in other Sub-Account(s) that are then available. Such transfers of Benefit Units may not occur more than once in any twelve (12) month period. Such transfers are subject to the other limitations set out in the TRANSFERS section of this Contract.
Fixed Dollar Payments
Fixed Dollar payments are determined as follows. We start with the amount to be applied to Fixed Dollar payments. We then deduct a pro-rata portion of the Contract Maintenance Fee. The resulting amount, expressed in thousands of dollars, is then multiplied by the amount of the periodic payment per $1,000 of value. This payment is obtained from the Settlement Option Table for the option that is elected. Fixed Dollar payments will remain level for the duration of the payment period.
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Variable Dollar Payments
The Variable Dollar base payment is determined as follows. We start with the amount to be applied to Variable Dollar payments, expressed in thousands of dollars. This amount is then multiplied by the amount of the periodic payment per $1,000 of value. This payment is obtained from the Settlement Option Table for the option that is elected.
The number of Benefit Units in each Sub-Account held for Variable Dollar payments is determined as follows. We divide the dollar amount of the Variable Dollar base payment from each Sub-Account by the Benefit Unit Value for that Sub-Account as of the Commencement Date. The number of Benefit Units in each Sub-Account will change if the Person Controlling Payments makes transfers among Sub-Accounts. The Benefit Units in each Sub-Account will change proportionally to a change in the base payment due to any change in the payment interval or as specified by the settlement option. Otherwise, the number of Benefit Units remains fixed during the payment period.
The actual amount of each Variable Dollar payment will reflect the investment performance of the Sub-Account(s) selected. It may vary from payment to payment. The total amount of each Variable Dollar payment will be equal to the sum of the payments from each Sub-Account. We will deduct a pro-rata portion of the Contract Maintenance Fee from this total.
The payment from each Sub-Account is found by multiplying the number of Benefit Units held in that Sub-Account for such Variable Dollar payments by the Benefit Unit Value for that Sub-Account. We do this as of the end of the fifth (5th) Valuation Period before the date that the payment is due.
The Benefit Unit Value for each Sub-Account is originally established in the same manner as Accumulation Unit Values. For any date after that, the value of a Benefit Unit for a Sub-Account is determined by multiplying the Benefit Unit Value as of the end of the preceding Valuation Period by the Net Investment Factor. This factor is determined as set forth in the Accumulation Unit Value provision of this Contract. The product is then multiplied by the assumed daily investment factor for the number of days in the Valuation Period. The factor is based on the assumed net investment rate for the Settlement Option Table that is used to fix the base payment. This factor shall be no greater than [0.99997236], which is the factor based on a net investment rate of [one percent (1%)] per year, compounded annually, as reflected in the guaranteed Settlement Option Tables.
Limitation on Election of Settlement Option
Fixed periods shorter than five (5) years are generally not available. A fixed period of less than five (5) years is available only as a Death Benefit settlement option.
Settlement Option Computations
The Annuity 2000 Mortality Table for blended lives (60% female/40% male) with interest at [one percent (1%)] per year, compounded annually, is used to compute all guaranteed settlement option factors, values, and benefits under this Contract.
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Available Settlement Options
The available settlement options are set out below.
Option A Income for a Fixed Period
We will make periodic payments for a fixed period. The first payment will be paid as of the last day of the initial payment interval. The maximum time over which we will make payments or money will be held by us is thirty (30) years. The Option A Table applies to this Option.
Option B Life Annuity with Payments for at Least a Fixed Period
We will make periodic payments for at least a fixed period. If the person on whose life payments are based lives longer than the fixed period, then we will make payments until his or her death. The first payment will be paid as of the last day of the initial payment interval. The Option B Table applies to this Option.
Option C Joint and One-half Survivor Annuity
We will make periodic payments until the death of the primary person on whose life payments are based; thereafter, we will make one-half (1/2) of the periodic payment until the death of the secondary person on whose life payments are based. The first payment will be paid as of the last day of the initial payment interval. The Option C Table applies to this Option.
We will make periodic payments in any other form of settlement option that is acceptable to us at the time of an election.
Commuted Values
Commuted values are not available unless we agree otherwise.
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Settlement Option Tables
The Option Tables show the payments that we will make at sample payment intervals for each $1,000 applied based on the guaranteed settlement option factors. Amounts may vary with the payment interval and the age of the person on whose life payments are based. For purposes of calculating payments based on the age of a person, we will use the person’s age as of his or her last birthday. Upon request, we will provide information on the payments that we will make for other payment intervals and ages.
OPTION A TABLE — INCOME FOR A FIXED PERIOD
Payments for fixed number of years for each $1,000 applied.

Term of
Payments		Semi-
Years	Annual	Annual	Quarterly	Monthly

1	[$1,010.00]	[$503.74]	[$251.55]	[$83.78]
2	[507.51]	[253.12]	[126.40]	[42.10]
3	[340.02]	[169.58]	[84.68]	[28.20]
4	[256.28]	[127.82]	[63.83]	[21.25]
5	[206.03]	[102.76]	[51.31]	[17.09]
6	[172.54]	[86.05]	[42.97]	[14.31]
7	[148.62]	[74.12]	[37.01]	[12.32]
8	[130.69]	[65.18]	[32.55]	[10.84]
9	[116.74]	[58.22]	[29.07]	[9.68]
10	[105.58]	[52.65]	[26.29]	[8.75]
11	[96.45]	[48.10]	[24.02]	[8.00]
12	[88.84]	[44.31]	[22.12]	[7.37]
13	[82.41]	[41.10]	[20.52]	[6.83]
14	[76.90]	[38.35]	[19.15]	[6.37]
15	[72.12]	[35.97]	[17.96]	[5.98]
16	[67.94]	[33.88]	[16.92]	[5.63]
17	[64.25]	[32.04]	[16.00]	[5.33]
18	[60.98]	[30.41]	[15.18]	[5.05]
19	[58.05]	[28.95]	[14.45]	[4.81]
20	[55.41]	[27.63]	[13.80]	[4.59]
The values stated for years 1-4 are available only as a Death Benefit option
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OPTION B TABLE — LIFE ANNUITY
Monthly payments by age of the person named for each $1,000 applied.

Number of Months Certain
Age*	0	60	120	180	240

55	[$3.25]	[$3.24]	[$3.22]	[$3.18]	[$3.12]

56	[3.33]	[3.33]	[3.30]	[3.26]	[3.18]
57	[3.42]	[3.42]	[3.39]	[3.34]	[3.25]
58	[3.52]	[3.51]	[3.48]	[3.42]	[3.32]
59	[3.62]	[3.61]	[3.58]	[3.51]	[3.40]
60	[3.73]	[3.72]	[3.68]	[3.60]	[3.47]

61	[3.85]	[3.83]	[3.79]	[3.69]	[3.54]
62	[3.97]	[3.95]	[3.90]	[3.79]	[3.62]
63	[4.10]	[4.08]	[4.02]	[3.89]	[3.69]
64	[4.24]	[4.22]	[4.14]	[4.00]	[3.77]
65	[4.39]	[4.36]	[4.27]	[4.10]	[3.84]

66	[4.55]	[4.52]	[4.41]	[4.21]	[3.91]
67	[4.72]	[4.68]	[4.56]	[4.33]	[3.99]
68	[4.90]	[4.86]	[4.71]	[4.44]	[4.05]
69	[5.10]	[5.04]	[4.87]	[4.55]	[4.12]
70	[5.30]	[5.24]	[5.03]	[4.67]	[4.18]

71	[5.53]	[5.45]	[5.21]	[4.78]	[4.24]
72	[5.77]	[5.68]	[5.39]	[4.89]	[4.29]
73	[6.03]	[5.92]	[5.57]	[5.00]	[4.34]
74	[6.31]	[6.18]	[5.76]	[5.11]	[4.38]
75	[6.61]	[6.45]	[5.95]	[5.21]	[4.42]

76	[6.93]	[6.74]	[6.15]	[5.31]	[4.45]
77	[7.28]	[7.04]	[6.35]	[5.40]	[4.48]
78	[7.66]	[7.37]	[6.55]	[5.48]	[4.50]
79	[8.07]	[7.71]	[6.75]	[5.56]	[4.52]
80	[8.51]	[8.07]	[6.94]	[5.63]	[4.54]

*	Age as of last birthday
AILIC

OPTION C TABLE — JOINT AND ONE-HALF SURVIVOR ANNUITY
Monthly payments by ages of the persons named for each $1,000 applied.*

Primary	Secondary Age**
Age**	60	61	62	63	64	65	66	67	68	69	70

60	[$3.39]	[$3.42]	[$3.44]	[$3.46]	[$3.48]	[$3.50]	[$3.52]	[$3.54]	[$3.56]	[$3.57]	[$3.59]
61	[3.47]	[3.49]	[3.52]	[3.54]	[3.56]	[3.59]	[3.61]	[3.63]	[3.65]	[3.66]	[3.68]
62	[3.54]	[3.57]	[3.59]	[3.62]	[3.65]	[3.67]	[3.69]	[3.72]	[3.74]	[3.76]	[3.78]
63	[3.61]	[3.64]	[3.67]	[3.70]	[3.73]	[3.76]	[3.79]	[3.81]	[3.83]	[3.86]	[3.88]
64	[3.69]	[3.72]	[3.76]	[3.79]	[3.82]	[3.85]	[3.88]	[3.91]	[3.93]	[3.96]	[3.98]
65	[3.77]	[3.80]	[3.84]	[3.88]	[3.91]	[3.94]	[3.98]	[4.01]	[4.04]	[4.07]	[4.09]
66	[3.85]	[3.89]	[3.93]	[3.97]	[4.00]	[4.04]	[4.08]	[4.11]	[4.14]	[4.18]	[4.21]
67	[3.93]	[3.97]	[4.02]	[4.06]	[4.10]	[4.14]	[4.18]	[4.22]	[4.25]	[4.29]	[4.32]
68	[4.01]	[4.06]	[4.11]	[4.15]	[4.20]	[4.24]	[4.28]	[4.33]	[4.37]	[4.41]	[4.44]
69	[4.10]	[4.15]	[4.20]	[4.25]	[4.30]	[4.34]	[4.39]	[4.44]	[4.48]	[4.53]	[4.57]
70	[4.18]	[4.24]	[4.29]	[4.34]	[4.40]	[4.45]	[4.50]	[4.55]	[4.60]	[4.65]	[4.70]

*	Payments after the death of the primary payee will be one-half (1/2) of the amount shown.

**	Age as of last birthday
AILIC

Individual Flexible Premium Deferred Variable Annuity Contract
NONPARTICIPATING — NO DIVIDENDS
AILIC